UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[X] Preliminary Information Statement
[   ] Definitive Information Statement
[   ] Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

True Drinks Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
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[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
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[   ] Fee previously paid with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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18553 MacArthur Blvd., Suite 325
Irvine, California 92612
Tel. (949) 203-3500
Fax (949) 825-5995

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF
A MAJORITY OF THE OUTSTANDING VOTING STOCK OF TRUE DRINKS HOLDINGS, INC.

May __, 2015

Dear True Drinks Holdings, Inc. Stockholder:

The enclosed Information Statement is being distributed to the holders of record of common stock, par value $0.001 per share (“Common Stock”), Series B Convertible Preferred Stock (“Series B Preferred”) and Series C Convertible Preferred Stock (“Series C Preferred”) of True Drinks Holdings, Inc., a Nevada corporation (the “Company” or “we”), as of the close of business on May __, 2015 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform our stockholders of action taken by written consent by the holders of a majority of our outstanding voting stock. The enclosed Information Statement shall be considered the notice required under Section 78.370 of the Nevada Revised Statues.

The following action was authorized by written consent of a majority of our outstanding voting stock (the “Written Consents”):

•
Approval of an amendment to the Company’s Articles of Incorporation (the “Amendment”) to increase the total number of authorized shares of our Common Stock from 120 million shares to 200 million shares.

The Written Consents constitutes the only stockholder approval required under the Nevada Revised Statues, our Articles of Incorporation and Bylaws to approve the Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action, and no consents or proxies are being requested from stockholders. The Amendment, as approved by the Written Consents, will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent: The Information Statement is available at: http://www.truedrinks.com. We will furnish a copy of this Information Statement, without charge, to any stockholder upon written request to the following address: 18553 MacArthur Blvd., Suite 325, Irvine, California 92612, Attention: Chief Financial Officer.

By order of the Board of Directors

Lance Leonard
Chief Executive
Officer and Director

18553 MacArthur Blvd., Suite 325
Irvine, California 92612
Tel. (949) 203-3500
Fax (949) 825-5995
_____________________________________________________________________________________________

INFORMATION STATEMENT
_____________________________________________________________________________________________

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

INTRODUCTION

This Information Statement advises stockholders of the approval by the Company’s Board of Directors, and by written consent of the holders a majority of the Company’s voting stock of an amendment to the Company’s Articles of Incorporation (the “Amendment”) to increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), from 120 million shares to 200 million shares. A copy of the Amendment is attached to this Information Statement as Exhibit A.

The increase of the Company’s authorized shares of Common Stock will become effective upon the filing of the Amendment with the Secretary of State of Nevada, which filing will occur no less than 20 days after the date of the mailing of this Information Statement to our stockholders.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. Accordingly, approval of the Amendment required the affirmative vote or written consent of a majority of the issued and outstanding shares of the Company’s Common Stock, Series B Convertible Preferred Stock (“Series B Preferred”) and Series C Convertible Preferred Stock (“Series C Preferred”). As of May __, 2015, the record date for the determination of stockholders entitled to notice of the approval of the Amendment and to receive a copy of this Information Statement (the “Record Date”), we had 53,691,225 shares of Common Stock, 1,342,870 shares of Series B Preferred and 72,148 shares of Series C Preferred outstanding. Each holder of Common Stock is entitled to one vote per share of Common Stock held, subject to certain limitations set forth in the Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (the “Series B Certificate of Designation”), each holder of Series B Preferred is entitled to 16 votes per share of Series B Preferred held, and each holder of Series C Preferred is entitled to 666.67 votes per share of Series C Preferred held. As of the Record Date, outstanding shares represented 123,277,812 votes, consisting of 53,691,225 attributable to Common Stock, 21,485,920 attributable to Series B Preferred and 48,098,667 attributable to Series C Preferred.

Our Board of Directors unanimously adopted resolutions approving the Amendment, subject to stockholder approval, at a properly convened meeting on March 23, 2015, and, on April 24, 2015 we received executed written consents from holders of our Common Stock, Series B Preferred and Series C Preferred holding representing 63,745,157 voting shares, or approximately 51.7% of our outstanding voting class, approving the Amendment.

Accordingly, we have obtained all necessary corporate approval in connection with the Amendment. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising stockholders of the action approved by written consent and giving stockholders notice of the Amendment and forthcoming increase to out authorized Common Stock as required by the Nevada Revised Statutes and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As the Amendment was approved by written consent of the holders a majority of the Company’s voting stock, there will be no stockholders’ meeting, and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Amendment with the Nevada Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

General

The Company’s authorized capital stock currently consists of 120 million shares of Common Stock, and 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 2.75 million shares have been designated as Series B Preferred and 90,000 shares have been designated as Series C Preferred. Based on the number of shares, options, warrants and convertible notes outstanding as of May 4, 2015, there were: (i) 53,691,225 outstanding shares of Common Stock; (ii) 1,342,870 shares of Series B Preferred convertible into approximately 21.5 million shares of Common Stock; (iii) 72,148 shares of Series C Preferred convertible into approximately 48.1 million shares of Common Stock; (iv) outstanding options to purchase approximately 12.3 million shares of Common Stock; and (v) outstanding warrants to purchase 33.4 million shares of Common Stock. As a result, there are approximately 169.0 million shares issued and outstanding, assuming conversion and exercise of all outstanding derivative securities.

Common Stock

As of May 4, 2015, there were 53,691,225 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further stockholder approval.

        We currently have two series of Preferred Stock authorized, the Series B Preferred and Series C Preferred, no other series or classes of Preferred Stock were authorized or issued and outstanding. The following are summaries of the rights and preferences of the Series B Preferred and Series C Preferred, and are not meant to be complete descriptions of those terms. For a complete description of the rights and preferences attributable to the Series B Preferred and Series C Preferred, please see the Series B Preferred Certificate of Designation and the Series C Preferred Certificate of Designation (defined below), identified in the exhibit index to our Annual Report on 10-K for the year ended December 31, 2014, filed with the SEC on April 2, 2015.

Preferred Stock

The Board is currently authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

We currently have two series of Preferred Stock authorized, the Series B Preferred and Series C Preferred, no other series or classes of Preferred Stock were authorized or issued and outstanding. The following are summaries of the rights and preferences of the Series B Preferred and Series C Preferred, and are not meant to be complete descriptions of those terms. For a complete description of the rights and preferences attributable to the Series B Preferred and Series C Preferred, please see the Series B Preferred Certificate of Designation and the Series C Preferred Certificate of Designation (defined below), identified in the exhibit index to our Annual Report on 10-K for the year ended December 31, 2014, filed with the SEC on April 2, 2015.

Series B Convertible Preferred Stock

In November 2013, the Series B Certificate of Designation was filed with the Nevada Secretary of State, and later amended and restated in February 2015, in order to designate 2.75 million shares of our Preferred Stock as Series B Preferred. The following summarizes the current rights and preferences of the Series B Preferred:

Dividends.  Holders of the Series B Preferred are entitled to receive cumulative dividends at the rate per share of 5% per annum, which dividends are currently payable in either cash or restricted shares of Common Stock.

Voting Rights.  Subject to certain restrictions in the Series B Certificate of Designation, the holders of the Series B Preferred are entitled to vote alongside holder of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series B Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of the Series B Preferred ($4 per share), plus any accrued and unpaid dividends thereon, for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series B Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.25 per share (the "Series B Conversion Shares"). The Company has the option to require the conversion of the Series B Preferred into Series B Conversion Shares in the event the daily trading volume of the Company's Common Stock, divided by the closing price, equals at least $250,000 for 20 consecutive trading days and the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series C Convertible Preferred Stock

In February 2015, the Certificate of Designation, Preferences, Rights and Limitations of the Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) was filed with the Nevada Secretary of State, and later amended and restated in March 2015, in order to designate 90,000 shares of our Preferred Stock as Series C Preferred. The following summarizes the current rights and preferences of the Series C Preferred:

Voting Rights.  The holders of the Series C Preferred are entitled to vote alongside holder of Common Stock, on an as-converted basis, on all matters as to which the approval of the stockholders may be required.

Liquidation.  Upon any Liquidation, the holders of Series C Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of the Series C Preferred ($100 per share), plus any accrued and unpaid dividends thereon, for each share of Series C Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series C Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. Each share of Series C Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the stated value thereof, divided by $0.15 per share (the "Series C Conversion Shares"). The Company has the option to require the conversion of the Series C Preferred into Series C Conversion Shares in the event (i) there are sufficient authorized shares of Common Stock reserved as Series C Conversion Shares; (ii) the Series C Conversion Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Series C Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each shares of Series C Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series C Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

Purpose of and Rationale for the Amendment

We are currently authorized to issue a total of 120 million shares of Common Stock. Of this amount, 53,691,225 shares of Common Stock were outstanding as of May 4, 2015. In addition to shares of Common Stock issued and outstanding, we are required to reserve sufficient shares of Common Stock for issuance upon conversion or exercise of our outstanding convertible securities.

On February 18, 2015, we filed the Series C Certificate of Designation with the Nevada Secretary of State, designating 50,000 shares of the Company's Preferred Stock as Series C Preferred, and in March 2015 we filed an amendment to the Series C Certificate of Designation to increase the number of shares of Preferred Stock designated thereunder to 90,000. Each share of Series C Preferred has a stated value of $100 per share (the “Stated Value”), and is convertible, at the option of each respective holder, into that number of Series C Conversion Shares equal to the Stated Value, divided by $0.15 per share. The Series C Certificate of Designation also gives the Company the option to require the conversion of the Series C Preferred into Series C Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Series C Conversion Shares; (ii) the Series C Conversion Shares are registered under the Securities Act, or the Series C Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; and (iii) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

             On February 20, 2015 (the “Initial Investment Date”), the Company and certain accredited investors (the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) wherein the Investors agreed to purchase up to 43,000 shares of Series C Preferred for $100 per share in three separate closings (the “Series C Offering”). The Company issued an aggregate total of 18,000 shares of Series C Preferred on the Initial Investment Date, 15,000 shares on April 1, 2015 and anticipates issuing the remaining 10,000 shares on or before June 30, 2015. The Purchase Agreement also provides for the appointment of one member, designated by the Investors, to the Company’s Board of Directors. As additional consideration for participating in the Series C Offering, each Investor is entitled to receive five-year warrants (the “Warrants”), exercisable for $0.15 per share, to purchase that number of shares of the Company's Common Stock equal to 35% of the Series C Conversion Shares issuable upon conversion of each Investor’s Shares (the “Warrant Shares”).

Following the filing of the amendment to the Series C Certificate of Designation, on March 27, 2015, the Company and the Investors entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”) wherein the Company sold to one of the Investors an additional 27,000 shares of Series C Preferred (the “Additional Shares”), for gross proceeds of $2.7 million, which the Company subsequently used to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding secured promissory notes (the “Notes”) (the “Note Payments”). As additional consideration for the purchase of the Additional Shares, the Investor received additional Warrants to purchase Warrant Shares equal to 35% the Series C Conversion Shares issuable upon conversion of the Additional Shares.

Following the Note Payments, the Company and each of the holders (the “Holders”) of the Notes remaining after the Note Payments entered into Note Exchange Agreements (the “Exchange Agreements”), wherein the Holders agreed to exchange all remaining principal and accrued interest of any such Notes into shares of Series C Preferred on substantially similar terms to those offered in the Series C Offering (the “Note Exchange”). As a result of the execution of the Exchange Agreements and the consummation of the Note Exchange, the Company issued to the Holders an aggregate total of 12,148 shares of Series C Preferred and Warrants to purchase approximately 2.8 million Warrant Shares.

Although the Series C Offering and Note Exchange provided us with working capital and reduced our outstanding debt obligation, the transactions obligated the Company to reserve shares of Common Stock in excess of the amount authorized under our Articles of Incorporation. As of the Record Date, the Company was obligated to reserve the following shares of Common Stock:

•	21,485,920 shares of Common Stock as Series B Conversion Shares;
•	48,098,667 shares of Common Stock as Series C Conversion Shares;
•	33,443,697 shares of Common Stock reserved for future issuance upon exercise of outstanding warrants, including Warrants issued in the Series C Offering and Note Exchange; and
•	12,379,593 shares of Common Stock reserved for future issuance upon exercise of outstanding options.

Thus, as of the Record Date, a total of 169,099,102 shares of our Common Stock were either issued and outstanding or reserved for issuance as described above. Such amount exceeded our authorized Common Stock by approximately 49.1 million shares. Moreover, the anti-dilution provisions applicable to outstanding warrants and certain convertible promissory notes provide that the amount of Common Stock issuable upon the conversion or exercise of such securities will be increased under certain circumstances.

As a result, our Board of Directors and stockholders owning a majority of our issued and outstanding voting stock approved the Amendment to increase our authorized shares of Common Stock to 200 million in order to provide the Company with sufficient authorized but unissued Common Stock to permit conversion and exercise of all of its currently outstanding securities, including the securities issued during the Series C Offering and Note Exchange. Additionally, the increased number of shares of Common Stock will enable us to respond quickly to opportunities to raise capital in public or private offerings. The availability of additional authorized shares will enable our Board of Directors to act with flexibility to issue shares of Common Stock in connection with future financings, strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers, forward stock splits and other favorable opportunities that may arise to enhance our capital structure.

If, however, we do not file the Amendment, we will not have sufficient shares of Common Stock to issue upon exercise or conversion of the securities issued in connection with the Series C Offering, Note Conversion and all other outstanding derivative securities. Moreover, we will be unable to issue any shares of Common Stock, preventing us from taking advantage of any opportunity for addition working capital that requires the issuance of Common Stock.

We believe that the Amendment will provide for sufficient shares of Common Stock available for issuance in order to satisfy the Company’s obligations to issue Common Stock, as described herein. Other than as specified above and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, the Company has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. No additional action or authorization by the stockholders would be necessary prior to the issuance of any additional shares, unless required by applicable law. We reserve the right to seek a further increase in authorized shares, from time to time in the future as appropriate.

Effect on Outstanding Common Stock

         The additional shares of Common Stock authorized by the Amendment will have the same privileges as the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Articles of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

         The issuance of any additional shares of Common Stock may, depending on the circumstances under which those shares are issued, reduce stockholders' equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

         The Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

         Certain of the Company’s officers and directors have an interest in the Amendment as a result of their ownership of shares of our Common Stock, as set forth in the section below entitled “Security Ownership of Certain Beneficial Owners and Management.”  However, we do not believe that our officers or directors have interests in the Amendment that are different from or greater than those of any other of our stockholders

Interests of Certain Persons in the Action

                 Certain of the Company’s officers and directors have an interest in the Amendment as a result of their ownership of shares of our Common Stock, as set forth in the section below entitled “Security Ownership of Certain Beneficial Owners and Management.”  However, we do not believe that our officers or directors have interests in the Amendment that are different from or greater than those of any other of our stockholders.

Anti-Takeover Effects

         Although the Amendment is not motivated by anti-takeover concerns and is not considered by our Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in our best interests, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our Common Stock at a premium over the prevailing market price and may adversely affect the market price of our Common Stock. As a result, increasing the authorized number of shares of our Common Stock could render more difficult and less likely a hostile takeover, tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our Common Stock.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of our capital stock are not entitled to dissenter’s rights of appraisal with respect to a proposed amendment to our Articles of Incorporation, or to the adoption of the Amendment.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 4, 2015, we had three classes of voting stock outstanding: (i) Common Stock; (ii) Series B Preferred; and (iii) Series C Preferred. The following tables set forth information regarding shares of Series B Preferred and Common Stock beneficially owned as of May 4, 2015 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series B Preferred, Series C Preferred and Common Stock. Percent ownership is calculated based on 1,342,870 shares of Series B Preferred, 72,148 shares of Series C Preferred and 53,691,225 shares Common Stock outstanding at May 4, 2015.

Beneficial Ownership of Series B Preferred

Name and Address (1)	Series B Convertible Preferred Stock (2)(3)	% Ownership of Class (4)
Scot Cohen (5)	135,000	9.82%
Total Officers and Directors (1)	135,000	9.82%

First Bank & Trust as custodian of Ronald L. Chez IRA 820 Church Street Evanston Illinois, 60201	425,000	30.93%
V3 Capital Partners LLC 20 East 20th Street, Apt. 6 New York, NY 10003	150,000	10.92%
Wolfson Equities LLC 1 State Street Plaza, 29th Floor New York, NY 10004	187,500	13.65%
Joe Kolling 58 Beacon Bay Newport Beach, CA 92660	100,000	7.28%

*	Less than 1%.
(1)
Each of the Company’s officers and directors who do not hold shares of Series B Preferred were excluded from this table. Unless otherwise indicated, the address for each stockholder is 18552 MacArthur Blvd., Suite 325, Irvine, CA 92612.

(2)
Subject to the limitations in the Certificate of Designation, each share of Series B Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of March 31, 2015, the Conversion Price was $0.25.

(3)
Pursuant to the Certificate of Designation, shares of Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(5)
Includes 3,750 shares held directly by Mr. Cohen, 118,750 shares held by V3 Capital Partners and 12,500 shares held by the Scot Jason Cohen Foundation. Mr. Cohen is the Managing Partner of V3 Capital Partners and is an officer of the Scot Jason Cohen Foundation.

Beneficial Ownership of Series C Preferred

Name and Address (1)	Series C Convertible Preferred Stock	% Ownership of Class (2)
LB 2, LLC 2560 East Chapman Avenue, Suite 173 Orange, CA 92869	57,000	79.00%
Chris Turoci 974 Sandstone Dr. Glendora, CA 91740	5,220	7.24%

*	Less than 1%.
(1)	Each of the Company’s directors and officers was excluded from this table, as none of our officers or directors hold shares of Series C Preferred.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Number of Shares (1)	% Ownership of Class (2)
Lance Leonard (3) President, Chief Executive Officer and Director	1,261,475	2.30%
Daniel Kerker (4) Chief Financial Officer, Treasurer and Secretary	675,978	1.24%
Kevin Sherman (5) Chief Marketing Officer	711,023	1.31%
Scot Cohen (6) Director	3,468,089	6.12%
Neil LeVecke Director	–	*
Total officers and directors (7)	6,116,565	10.33%

MKM Opportunity Master Fund, Ltd (8) 28 West 44th Street, 16th Floor New York, NY 10036	4,265,729	7.94%
First Bank & Trust as custodian of Ronald L. Chez IRA (9)(10) 820 Church Street Evanston Illinois, 60201	11,397,294	9.99%
Wolfson Equities, LLC (12) 1 State Street Plaza, 29th Floor New York, NY 10004	4,125,968	7.17%
LB 2, LLC (13) 2560 East Chapman Avenue, Suite 173 Orange, CA 92869	51,300,000	48.86%
Chris Turoci (14) 974 Sandstone Dr. Glendora, CA 91740	7,090,697	11.95%
Joe Kolling (15) 58 Beacon Bay Newport Beach, CA 92660	2,841,334	5.03%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of May 4,  2015.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 53,691,225 shares of Common Stock outstanding. Options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Comprised of 33,185 shares held of record and 1,228,290 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(4)	Comprised of 675,978 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(5)	Comprised of 55,523 shares held of record and 655,500 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(6)
Comprised of 461,850 shares held of record, of 64,976 shares held of record by V3 Capital Partners, of 5,430 shares held by the Scot Jason Cohen Foundation, 60,000 shares issuable upon conversion of 3,750 shares of Series B Preferred directly held by Mr. Cohen, 17,500 shares issuable upon exercise of warrants directly held by Mr. Cohen, 900,000 shares issuable upon conversion of 118,750 shares of Series B Preferred directly held by V3 Capital Partners, 700,000 shares issuable upon exercise of warrants directly held by V3 Capital Partners, 200,000 shares issuable upon conversion of 12,500 shares of Series B Preferred directly held by the Scot Jason Cohen Foundation and 58,334 shares issuable upon exercise of warrants directly held by the Scot Jason Cohen Foundation each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

Mr. Cohen is the Managing Partner of V3 Capital Partners and an officer of the Scot Jason Cohen Foundation.

(7)
Comprised of 263,086 shares of Common Stock held of record, 4,116118 shares issuable pursuant to options, 3,216,064 shares issuable upon conversion of 201,004 shares of Series B Preferred and 927,139 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(8)
Based on ownership information from Amendment No. 1 to Schedule 13G filed by MKM Opportunity Master Fund, Ltd. (“MKM Opportunity”) on October 15, 2104. Includes shares held by MKM Opportunity, MKM Capital Advisors, LLC (“MKM Capital”) and David Skriloff.

MKM Capital serves as investment manager to MKM Opportunity, and, as such, may be deemed to hold an indirect beneficial interest in the shares of Common Stock that are directly beneficially owned by MKM Opportunity. David Skriloff is the managing member of MKM Capital and the portfolio manager of MKM Opportunity, and, as such, may be deemed to hold an indirect beneficial interest in the shares of Common Stock that are directly beneficially owned by MKM Opportunity. Based on the foregoing, David Skriloff and MKM Capital hold shared dispositive power of shares owned by MKM Opportunity. Each Reporting Person disclaims beneficial ownership of all securities other than those owned of record by such Reporting Person.

(9)
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion (the “Maximum Percentage Limitation”). The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than the Maximum Percentage Limitation.

Although the percentage ownership reflects the limitations in the Certificate of Designation, the securities reported reflects the number of shares of Common Stock that would be issuable upon full conversion of the Series B Preferred and full exercise of warrants held by Mr. Chez. Absent the Maximum Percentage Limitation, the Mr. Chez’s total holdings of Common Stock (assuming exercise of Mr. Chez’s warrants, and conversion of the Series B Preferred in full) would be 11,397,294 shares of Common Stock in the aggregate, or 18.67%.

(10)
Based on ownership information from Amendment No. 1 to Schedule 13D filed by Individual Retirement Accounts for the benefit of Ronald L. Chez, Ronald L. Chez Individually and the Chez Family Foundation. Includes 6,800,000 shares issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(11)
Comprised of 64,976 shares held of record, 2,460,000 shares issuable upon conversion of 153,750 shares of Series B Preferred and 717,500 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(12)
Comprised of 250,968 shares held of record, 3,000,000 shares issuable upon conversion of 187,500 shares of Series B Preferred and 875,000 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(13)
Comprised of 28,000,000 shares issuable upon conversion of 42,000 shares of Series C Preferred and 9,800,000 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(14)
Comprised of 1,462,697 shares held of record, 3,480,000 shares issuable upon conversion of 5,220 shares of Series C Preferred, 720,000 shares issuable upon conversion of 45,000 shares of Series B Preferred and 1,428,000 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

(15)
Comprised of 560,608 shares held of record, 746,667 shares issuable upon conversion of 1,120 shares of Series C Preferred, 1,600,000 shares issuable upon conversion of 100,000 shares of Series B Preferred and 494,667 shares issuable upon exercise of warrants, each of which are presently exercisable or which become exercisable within 60 days of May 4, 2015.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above. Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Exhibit A
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TRUE DRINKS HOLDINGS, INC.

         True Drinks Holdings, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation (the "Articles of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Revised Statutes and shall become effective immediately upon filing this Certificate of Amendment.

         THIRD: The first paragraph of Article III, Section 1 of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“Authorized Shares of Common Stock. The aggregate number of shares of stock which the corporation shall have authority to issue is 200,000,000 shares of $0.001 par value Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Nevada Revised Statutes. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this __th day of _________, 2015.

By:
__________________________________
Name:	Lance Leonard
Title:	Chief Executive Officer